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                                                                   EXHIBIT 10.16

                              AMENDED AND RESTATED
                           REVOLVING CREDIT AGREEMENT

         THIS REVOLVING CREDIT AGREEMENT, dated as of April 17, 2003, is by and among CHRONIMED INC., a Minnesota corporation (the "Borrower"), the banks or financial institutions listed on the signature pages hereof or which hereafter become parties hereto by means of assignment and assumption as hereinafter described (individually referred to as a "Bank" or collectively as the "Banks"), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as agent for the Banks (in such capacity, the "Agent").

                              Preliminary Statement

         The Borrower, U.S. Bank National Association and M&I Marshall & Ilsley Bank ("M&I"), as Banks, and U.S. Bank National Association, as Agent, have entered into an Amended and Restated Credit Agreement, dated as of January 17, 2002 (as thereafter amended, the "Existing Credit Agreement"), under which the Banks have made certain loans to the Borrower. The Borrower and the Agent have agreed that (a) the Existing Credit Agreement shall be amended and restated in the form of this Agreement to govern the loans made under the Existing Credit Agreement and other extensions of credit as hereinafter provided, (b) concurrently with entry by the parties into this Agreement, M&I shall terminate its Commitments and participation under the Existing Credit Agreement and shall cease to be a Bank under the Existing Credit Agreement and under this Agreement, and (c) UMB Bank, N.A. shall be a Bank and shall enter into this Agreement.

                   ARTICLE I DEFINITIONS AND ACCOUNTING TERMS

         Section 1.1 Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

         "Additional Capitalization" means, as used in Section 8.12, any contribution by the Borrower or another Subsidiary to the capital of MEDgenesis Inc. or Los Feliz Drugs Inc. or transfer by the Borrower or another Subsidiary of corporate assets or opportunities to such Subsidiaries or development of new businesses in such Subsidiaries.

         "Adverse Event" means the occurrence of any event that could have a material adverse effect on the business, operations, property, assets or condition (financial or otherwise) of the Borrower and the Subsidiaries as a consolidated enterprise or on the ability of the Borrower or any other party obligated thereunder to perform its obligations under the Loan Documents.

         "Agent" means U.S. Bank National Association, as agent for the Banks hereunder and as collateral agent under the Security Agreement and each successor, as provided in Section 11.8, who shall act as Agent.

         "Agent's Fee Letter" means a letter, dated as of April 17, 2003, between the Borrower and the Agent pertaining to certain fees payable to the Agent.

         "Agreement" means this Amended and Restated Revolving Credit Agreement, as it may be amended, modified, supplemented, restated or replaced from time to time.

         "Applicable Margin and Applicable Commitment Fee Rate" shall mean the percentages set forth below corresponding to the Cash Flow Leverage Ratios shown below for the most recent Fiscal Quarter end for which financial statements have been delivered:

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
  Cash Flow                           Applicable                Applicable Commitment
Leverage Ratio:                         Margin                        Fee Rate:
--------------                          ------                        --------
Greater than 2.25 to 1.00               2.500%                         0.500%

Less than or equal
to 2.25 to 1.00 but
greater than 1.75 to 1.00               2.250%                         0.375%

Less than or equal
to 1.75 to 1.00 but
greater than 1.25 to 1.00               2.000%                         0.250%

Less than or equal
to 1.25 to 1.00                         1.750%                         0.125%

         The Applicable Margin and Applicable Commitment Fee Rate shall be applied on a quarterly basis, effective as of the date 45 days after the end of each Fiscal Quarter based on the Cash Flow Leverage Ratio as demonstrated by the quarterly financial statements of the Borrower delivered for the Fiscal Quarter most recently ended, and as certified by the Borrower's financial officer. In the event that such financial statements are not delivered as required by
Section 8.1(a) or (b), the Applicable Margin and Applicable Commitment Fee Rate shall be the highest percentages set forth above until such time as such financial statements are delivered, after which time the Applicable Margin and Commitment Fee Rate shall be readjusted to the rate applicable to the Cash Flow Leverage Ratio applicable to such statements.

         "Asset Disposition" means any sale, transfer or other disposition of any asset, other than assets held for purposes of investing cash, of the Borrower or any Subsidiary in a single transaction or in a series of related transactions (other than the sale of inventory in the ordinary course).

         "Borrowing Base" means the sum of (a) an amount equal to 75% of the net amount (not to include the Borrower's reserves for payer allowance and uncollectible accounts as determined by the Agent in the annual collateral audit) of the Borrower's Eligible Accounts; plus (b) an amount equal to 50% of the net value (the lower of the cost, determined on a first in first out basis, or market value of such Inventory, not to include the Borrower's reserves for obsolete inventory, as determined by the Agent in the annual collateral audit) of the Borrower's and the Subsidiary Guarantor's Eligible Inventory.

         "Borrowing Base Certificate" means a certificate in the form of Exhibit C signed as indicated thereon, setting forth the amount of the Borrowing Base.

         "Business Day" means any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota) on which national banks are permitted to be open in Minneapolis, Minnesota and New York, New York and on which dealings in U.S. Dollars may be carried on by the Agent in the interbank eurodollar market.

         "Capital Expenditure" means any amount debited to the fixed asset account on the consolidated balance sheet of the Borrower in respect of (a) the acquisition (including, without limitation, acquisition by entry into a Capitalized Lease), construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, and (b) to the extent related to and not included in (a) above, materials, contract labor and direct labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP).

         "Capitalized Lease" means any lease which is or should be capitalized on the books of the lessee in accordance with GAAP.

         "Cash Flow Leverage Ratio" means the ratio, calculated for each Measurement Period, of (a) the average

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principal amount of the Loans for such Measurement Period plus the principal amount of Funded Debt (other than the Loans) as of the last day of such Measurement Period, to (b) EBITDA for such Measurement Period.

         "Casualty Disposition" means loss of or damage to, or condemnation or other taking of, any assets of the Borrower or any Subsidiary for which such Person receives insurance proceeds, proceeds of a condemnation award or other compensation.

         "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute, together with regulations thereunder.

         "Collateral Agent" means the "Collateral Agent" as defined in the Security Agreement (initially, U.S. Bank National Association).

         "Commitment" means the maximum unpaid principal amount of the Revolving Loans of all Banks plus Letters of Credit which may from time to time be outstanding hereunder, being initially $30,000,000, as the same may be reduced from time to time pursuant to Section 4.3 and shall be reduced by the amount of any Revolving Loan converted into a Term Loan as provided in Section 2.1(b), or, if so indicated, the maximum unpaid principal amount of the Revolving Loans plus participations in Letters of Credit of any Bank (which amounts are set forth on the signature pages hereof or in the relevant Assignment and Assumption Agreement for such Bank) and, as the context may require, the agreement of each Bank to make Revolving Loans to the Borrower and to participate in Letters of Credit subject to the terms and conditions of this Agreement up to its Commitment.

         "Commitment Fees" is defined in Section 3.2.

         "Compliance Certificate" means a certificate in the form of Exhibit D, duly completed and signed by an authorized officer of the Borrower.

         "Consolidated Tangible Net Worth" means as of any date of determination, the sum of the amounts set forth on the consolidated balance sheet of the Borrower as the sum of the common stocks, preferred stock, additional paid-in capital and retained earnings of the Borrower (excluding treasury stock), less the book value of all assets of the Borrower and its Subsidiaries that would be treated as intangibles under GAAP, including, without limitation, all such items as goodwill, trademarks, trade names, service marks, copyrights, patents, licenses, unamortized debt discount and unamortized deferred charges.

         "Default" means any event which, with the giving of notice to the Borrower or lapse of time, or both, would constitute an Event of Default.

         "EBIT" means, for any period of determination, the consolidated net income of the Borrower and its Subsidiaries before provision for income taxes, plus, to the extent subtracted in determining consolidated net income, Interest Expense, as determined in accordance with GAAP, excluding (to the extent included): (a) non-operating gains (including, without limitation, extraordinary or nonrecurring gains, gains from the discontinuance of operations and gains arising from the sale of assets other than inventory) during the applicable period; and (b) one-time expenses related to restatement of the Borrower's financial statements, as described on Schedule 1.1 attached hereto, and (c) lease buy-out expenses, store closing expenses and moving, severance and other relocation expenses related to consolidation of operations and the move of the StatScript headquarters to Minneapolis, as described in reasonable detail in the attachment to the Compliance Certificate for the relevant period of determination.

         "EBITDA" means, for any period of determination, EBIT plus, to the extent subtracted in determining consolidated net income, depreciation and amortization expense, as determined in accordance with GAAP plus non-cash charges associated with the impairment of goodwill.

         "Eligible Account" shall mean each Account owing to the Borrower which meets the following requirements:

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         (a)      it is subject to a first-priority lien in favor of the
         Collateral Agent under the Security Agreement;

         (b) it is owned by the Borrower and is not subject to any assignment, claim or Lien other than (i) a first priority Lien in favor of the Collateral Agent, and (ii) other Liens consented to by the Agent in writing;

         (c)      it is genuine and is in all respects what it purports to be;

         (d) it arises from either (i) the performance of services by the Borrower, which services have been fully performed and, if applicable, acknowledged and/or accepted by the Account Debtor with respect thereto; or (ii) the sale or lease of goods by the Borrower and such goods comply with such Account Debtor's specifications (if any) and have been shipped to, or delivered to and accepted by, such Account Debtor and not been returned to the Borrower;

         (e) it is evidenced by an invoice rendered to the Account Debtor with respect thereto which (i) is dated not earlier than the date of shipment or performance, and (ii) has payment terms acceptable to the Agent;

         (f) it is a valid, legally enforceable and unconditional obligation of the Account Debtor with respect thereto and it is reduced in amount by the amount of (i) accounts owing by the Borrower to the Account Debtor, and (ii) checks outstanding payable to the Account Debtor and is not subject to setoff, counterclaim, credit or allowance (except any credit or allowance which has been deducted in computing the net amount of the applicable invoice as shown in the original schedule or Borrowing Base Certificate furnished to the Agent identifying or including such Account) or adjustment by the Account Debtor with respect thereto, or to any claim by such Account Debtor denying liability thereunder in whole or in part, and such Account Debtor has not refused to accept any of the goods or services which are the subject of such Account or offered or attempted to return any of such goods;

         (g) there are no proceedings or actions which are then threatened or pending against the Account Debtor with respect thereto or to which such Account Debtor is a party which might result in any material adverse change in such Account Debtor's financial condition or in its ability to pay any Account in full when due;

         (h) it does not arise out of a contract or order which, by its terms, forbids, restricts or makes void or unenforceable the assignment by the Borrower to the Agent of such Account;

         (i) the Account Debtor with respect thereto is not a Subsidiary or Related Party, or a director, officer, employee or agent of the Borrower, any Subsidiary, or any Related Party;

         (j) the Account Debtor with respect thereto is a resident or citizen of and is located within the United States of America unless the sale of goods giving rise to such Account is on letter of credit, banker's acceptance or other credit support terms satisfactory to the Agent;

         (k) it does not arise from a "sale on approval," "sale or return" or "consignment," nor is it subject to any other repurchase or return agreement other than Accounts arising from the sale of Fuzeon, which accounts are not subject to any claim or security interest in favor of the consignor of Fuzeon;

         (l) the Borrower has observed and complied with all laws of the jurisdiction in which the Account Debtor with respect to such Account is located which, if not observed or complied with would deny the Borrower access to the courts of such jurisdiction;

         (m)      it arises in the ordinary course of the Borrower's business;

                                      E-9

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         (n)      if the Account Debtor with respect thereto is the United
         States of America or any department, agency or instrumentality thereof (a "Federal Governmental Authority"), or any state, county or local Governmental Authority, or any department, agency or instrumentality thereof, the Borrower has assigned its right to payment of such Account Receivable to the Collateral Agent pursuant to the Assignment of Claims Act of 1940 as amended in the case of the a Federal Governmental Authority, or pursuant to applicable state law, if any, in all other instances, and such assignment has been accepted and acknowledged by the appropriate government officers;

         (o) if it is evidenced by chattel paper or instruments, (i) the Agent shall have specifically agreed to include such Account as an Eligible Account Receivable, (ii) only payments then due and payable under such chattel paper or instrument shall be included as an Eligible Account and (iii) the originals of such chattel paper or instruments have been assigned and delivered to the Collateral Agent;

         (p) it has not remained unpaid more than 90 days after the original invoice date; and

         (q) the Account Debtor with respect thereto is not (i) insolvent or dissolved, (ii) unable generally to pay its debts as they mature, or
         (iii) subject to an assignment for the benefit of creditors, bankruptcy or other insolvency proceeding.

         An Account which is at any time an Eligible Account but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be an Eligible Account.

         "Eligible Inventory" shall mean Inventory of the Borrower and the Subsidiary Guarantors which meets the following requirements:

         (a) it is subject to a first-priority lien in favor of the Collateral Agent;

         (b) it is owned by the Borrower or the Subsidiary Guarantors and is not subject to any assignment, claim or Lien other than (i) a first priority Lien in favor of the Collateral Agent, and (ii) other Liens consented to by the Agent in writing;

         (c) if held for sale or lease or furnishing under contracts of service, it is (except as the Agent may otherwise consent in writing) new and unused;

         (d) except as the Agent may otherwise consent, it is not stored with a bailee, warehouseman or similar party;

         (e) the Agent has determined, based on the annual collateral audit, that it is not unacceptable due to age, type, category, quality and/or quantity;

         (f) it is not held by the Borrower or the Subsidiary Guarantors on "consignment" and is not subject to any other repurchase or return agreement;

         (g) it complies with all standards imposed by any governmental agency having regulatory authority over such goods and/or their use, manufacture or sale;

         (h)      it is located within the continental United States;

         (i) it does not consist of branded packaging or promotional materials; and

         (j)      it is not Roche Inventory.

         Inventory of the Borrower or Subsidiary Guarantors which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, together with regulations thereunder.

         "ERISA Affiliate" means any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

         "Eurodollar Rate" means for any day a rate per annum determined pursuant to the following formula, which rate shall continue in effect until the next succeeding Business Day:

                                    {         LIBO Rate            }
                  Eurodollar Rate = {------------------------------}
                                    {1.00 - Eurodollar Reserve Rate}

         In such formula, (i) "Eurodollar Reserve Rate" is defined below, and
(ii) "LIBO Rate" means the offered rate for deposits in United States Dollars for an interest period of one month quoted by the Agent from Page 3750 of the Dow Jones Markets (Telerate) screen as of 11:00 a.m., London time on each Business Day or the rate determined by the Agent based on such other published service of general application as shall be selected by the Agent for such purpose; provided, that in lieu of determining the rate in the foregoing manner, the Agent may determine the rate based on rates offered to the Agent for deposits in United States Dollars in the interbank eurodollar market at such time for an interest period of one month.

         "Eurodollar Reserve Rate" means a percentage equal to the aggregate maximum reserve requirements (including all basic, supplemental, marginal and other reserves), as specified under Regulation D of the Federal Reserve Board, or any other applicable regulation that prescribes reserve requirements applicable to Eurocurrency liabilities (as presently defined in Regulation D) or applicable to extensions of credit by the Agent the rate of interest on which is determined with regard to rates applicable to Eurocurrency liabilities. Without limiting the generality of the foregoing, the Eurodollar Reserve Rate shall reflect any reserves required to be maintained by the Agent against (i) any category of liabilities that includes deposits by reference to which the Eurodollar Rate is to be determined, or (ii) any category of extensions of credit or other assets that includes the Loans.

         "Event of Default" means any event described in Section 10.1.

         "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

         "Fiscal Year" and "Fiscal Quarter" means, respectively, the fiscal years and fiscal quarters used by the Borrower for reporting and tax purposes, and shall be identified (a) in the case of Fiscal Years, by the calendar year in which the last day falls (e.g., "Fiscal Year 2002" shall mean the Fiscal Year ending on June 28, 2002), and (b) in the case of Fiscal Quarters, by the sequential number of the Fiscal Quarter within the Fiscal Year identified (e.g. "Fiscal Quarter 1 of Fiscal Year 2002" shall mean the Fiscal Quarter ending September 28, 2001).

         "Fixed Charge Coverage Ratio" means the ratio, calculated for each Measurement Period, of:

         (a) the total for such Measurement Period of (i) EBITDA, plus (ii) Operating Lease Expense, minus (iii) the amount of Capital Expenditures for such Measurement Period less the amount of financing of such Capital Expenditures by means of seller financing, purchase money financing or a direct loan for the exclusive purposes of financing such Capital Expenditures, minus (iv) dividends and distributions in respect of the stock of the Borrower paid during such Measurement Period, and minus (v) income taxes paid during such Measurement Period;

         to

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         (b) the sum for such Measurement Period of (i) Interest Expense paid, plus (ii) Operating Lease Expense, plus (iii) mandatory or scheduled principal payments of Funded Debt, including without limitation the Term Loans, plus (iv) an amount equal to 1/5 of the average Revolving Loans during such Measurement Period."

         "Funded Debt" means, without duplication, all obligations of the Borrower or a Subsidiary on a consolidated basis: (a) in respect of borrowed money; (b) secured by a mortgage, pledge, security interest, lien or charge on the assets of the Borrower or a Subsidiary, whether the obligation secured is the obligation of the owner or another Person (provided that non-recourse obligations will only be taken into account up to the fair market value of the related property); (c) any obligation for the deferred purchase price of any property or services evidenced by a note, payment contract (other than an account payable arising in the ordinary course of business) or other instrument,
(d) any obligation as lessee under any Capitalized Lease; (e) all guaranties and contingent or other legal obligations in respect to Funded Debt of other Persons, excluding ordinary course endorsements; (f) net liabilities under any interest rate swap, collar or other interest rate hedging agreement. and (g) undertakings or agreements to reimburse or indemnify issuers of letters of credit other than commercial letters of credit.

         "GAAP" means generally accepted accounting principles as applied in the preparation of the audited financial statement of the Borrower referred to in
Section 7.5.

         "Indebtedness" means, without duplication, all obligations, contingent or otherwise, which in accordance with GAAP should be classified upon the obligor's balance sheet as liabilities, but in any event including the following (whether or not they should be classified as liabilities upon such balance sheet): (a) obligations secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the obligation secured thereby shall have been assumed and whether or not the obligation secured is the obligation of the owner or another party; (b) any obligation on account of deposits or advances; (c) any obligation for the deferred purchase price of any property or services, except trade accounts payable arising in the ordinary course of business, (d) any obligation as lessee under any Capitalized Lease; (e) all guaranties, endorsements and other contingent obligations in respect to Indebtedness of others; (f) undertakings or agreements to reimburse or indemnify issuers of letters of credit; and (g) net liabilities under any interest rate swap, collar or other interest rate hedging agreement. For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

         "Interest and Lease Coverage Ratio" means the ratio, calculated for each Measurement Period on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP, of:

         (a) the sum for such Measurement Period of (i) EBIT, plus, (ii) Operating Lease Expense;

         to

         (b) the sum for such Measurement Period of (i) Interest Expense, to the extent paid in cash, plus, (ii) Operating Lease Expense.

         "Interest Expense means, for any period of determination, the aggregate consolidated amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any Indebtedness of the Borrower and its Subsidiaries, including in all cases interest expense determined in accordance with GAAP and
(a) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements, (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers' acceptance financings and (c) net costs under any interest rate swap, collar or other interest rate hedging agreements, in each case determined in accordance with GAAP.

         "Investment" means the acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase stock or other debt or equity securities of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof.

         "Letters of Credit" shall have the meaning set forth in Section 2.4.

         "Letter of Credit Agreements" shall have the meaning set forth in
Section 2.4.

         "Letter of Credit Obligations" means the aggregate amount of all possible drawings under all Letters of Credit plus all amounts drawn under any Letter of Credit and not reimbursed by the Borrower under the applicable Letter of Credit Agreement.

         "Liabilities" means all obligations and liabilities of the Borrower to the Agent and the Banks under this Agreement and all other Loan Documents, including without limitation obligations to pay principal, interest, fees, expenses and other amounts, and all obligations of the Borrower to any of the Banks under any swap, collar, cap, or other interest rate hedging agreement between the Borrower and such Bank, including without limitation any such obligations that arise after the filing of a petition by or against the Borrower under the Bankruptcy Code, even if the obligations do not accrue because of the automatic stay under Bankruptcy Code Section 362 or otherwise.

         "Lien" means any security interest, mortgage, pledge, lien, hypothecation, judgment lien or similar legal process, charge, encumbrance, title retention agreement or analogous instrument or device (including, without limitation, the interest of the lessors under Capitalized Leases and the interest of a vendor under any conditional sale or other title retention agreement).

         "Loan Documents" means this Agreement, the Notes, each Subsidiary Guaranty, the Security Agreement, each Subsidiary Security Agreement, each Letter of Credit Agreement, the Roche Intercreditor Agreement and each other instrument, document, guaranty, security agreement, mortgage, or other agreement executed and delivered by the Borrower or any guarantor or party granting security interests in connection with this Agreement, the Loans or any collateral for the Loans.

         "Loans" means the Revolving Loans and the Term Loans.

         "Measurement Period" means, for purposes of calculating the Cash Flow Leverage Ratio, Fixed Charge Coverage Ratio, and Interest and Lease Coverage Ratio, each period of four consecutive Fiscal Quarters of the Borrower. A Measurement Period ending on the last day of a given Fiscal Quarter shall consist of such Fiscal Quarter and the prior three Fiscal Quarters.

         "Net Casualty Proceeds" means, with respect to a Casualty Disposition, the amount of insurance proceeds, proceeds of a condemnation award or other compensation received by the Borrower or a Subsidiary, net of the Borrower's good faith estimate of federal and state taxes, if any, payable with respect to such Casualty Disposition, and net of amounts which the Borrower or such Subsidiary elects within a reasonable period of time to reinvest in assets to replace the assets lost, damaged or condemned.

         "Net Issuance Proceeds" means, with respect to any sale or issuance by the Borrower or any Subsidiary of any equity securities of the Borrower or any Subsidiary to a Person other than the Borrower or a Subsidiary, cash or readily marketable cash equivalents received therefrom, whether at the time of such sale or issuance or subsequent thereto, net of all legal expenses, commissions and other fees and all costs and expenses directly related to such sale or issuance.

         "Net Sale Proceeds" means, with respect to any Asset Disposition, the sum of cash or readily marketable cash equivalents received (including by way of a cash generating sale or discounting of a note or account receivable) therefrom, whether at the time of such disposition or subsequent thereto, net of: (a) all legal, title and recording tax expenses, commissions and other fees and all costs and expenses directly related to such Asset Disposition; (b) the Borrower's good faith estimate of federal and state taxes payable in respect of receipt of proceeds of such Asset Disposition; (c) all payments made by the Borrower or any of its Subsidiaries on any

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Funded Debt which is secured by such assets pursuant to a permitted Lien upon or with respect to such assets or which must, by the terms of such Lien, in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition; and (d) amounts which the Borrower or such Subsidiary elects within a reasonable period of time to reinvest in substantially similar assets.

         "Notes" means the Notes described in Section 2.3.

         "Operating Lease Expense means, for any period of determination, the aggregate consolidated amount, without duplication, of amounts paid under leases of real or personal property that are not Capitalized Leases, including in all cases operating lease expense determined in accordance with GAAP.

         "Overadvance Amount" means $10,000,000, until the making of the Term Loan, as contemplated in Section 2.1(b), and $0, on and after the making of such Term Note.

         "PBGC" means the Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

         "Percentage" means, as to any Bank, the proportion, expressed as a percentage, that such Bank's Commitment bears to the total Commitments of all Banks.

         "Permitted Acquisitions" means acquisition by the Borrower of all or substantially all of the assets or stock, membership interest or other equity interests of another Person or Persons subject to the following: (a) no Default or Event of Default shall have occurred and continued at the time of such acquisition, (b) total consideration for such acquisitions (including cash paid, notes issued, Indebtedness assumed and all other consideration) for such acquisitions shall not exceed (i) $5,000,000 for acquisition of any one Person or related group of Persons, or (ii) $20,000,000 for all such acquisitions after the date of this Agreement; and (c) any Subsidiary formed or acquired shall comply with the requirements of Section 8.12 for delivery of a Subsidiary Guaranty and Subsidiary Security Agreement, if required by such Section.

         "Person" means any natural person, corporation, limited liability company, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

         "Plan" means an employee benefit plan or other plan, maintained for employees of the Borrower or of any ERISA Affiliate, and subject to Title IV of ERISA or Section 412 of the Code.

         "Prime Rate" means the rate of interest from time to time announced by the Agent as its "prime rate." For purposes of determining any interest rate which is based on the Prime Rate, such interest rate shall be adjusted each time that the prime rate changes.

         "Related Party" means any Person (other than a Subsidiary): (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Borrower, (b) which beneficially owns or holds 5% or more of the equity interest of the Borrower; or
(c) 5% or more of the equity interest of which is beneficially owned or held by the Borrower or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and Section 302 of ERISA shall be a reportable event regardless of the issuance of any such waivers in accordance with Section 412(d) of the Code.

         "Required Banks" means, if there are only two Banks, both Banks, or if there are three or more Banks, those

Banks whose total Percentage exceeds 66 2/3%, or if no Commitments remain in effect, whose share of principal of the Loans exceeds 66 2/3% of the aggregate outstanding principal of all Loans.

         "Revolving Loans" means the loans made under Section 2.1(a).

         "Roche Intercreditor Agreement" means the Intercreditor Agreement, dated as of March 14, 2003, between the Agent and Roche Laboratories Inc., consented to by the Borrower, as such agreement may hereafter be amended, modified, renewed or replaced from time to time.

         "Roche Inventory" means Fuzeon, as defined in the Roche Intercreditor Agreement, or any other goods in which the Agent has waived and terminated its security interest under the Roche Intercreditor Agreement.

         "Security Agreement" means the Amended and Restated Security Agreement, dated as of January 17, 2002, between the Borrower and the Agent, as such agreement may hereafter be amended, modified, renewed or replaced from time to time.

         "Subsidiary" means any Person of which or in which the Borrower and its other Subsidiaries own directly or indirectly 50% or more of: (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation, (b) the capital interest or profit interest of such Person, if it is a partnership, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.

         "Subsidiary Guarantor" means Chronimed Holdings Inc., a Minnesota corporation, and each other Subsidiary delivering a Subsidiary Guaranty in accordance with the terms of Section 8.12.

         "Subsidiary Guaranty" means a Guaranty by Chronimed Holdings Inc., dated as of January 17, 2002, as confirmed by a Guarantor's Acknowledgement dated as of the date of this Agreement, and each subsequent Subsidiary Guaranty delivered in accordance with the terms of Section 8.12, as such Guaranties may hereafter be amended, modified, renewed or replaced from time to time.

         "Subsidiary Security Agreement" means a Security Agreement between each Subsidiary Guarantor and the Agent, including that certain Subsidiary Security Agreement dated as of January 17, 2002 by Chronimed Holdings Inc., and each subsequent Subsidiary Security Agreement delivered in accordance with the terms of Section 8.12, as such agreements may hereafter be amended, modified, renewed or replaced from time to time.

         "Term Loans" means the term loans into which a portion of the Loans may be converted as provided in Section 2.1(b).

         "Termination Date" means the earliest of (a) April 17, 2006, (b) the date on which the Commitments are terminated pursuant to Section 10.2 hereof or
(c) the date on which the Commitments are reduced to zero pursuant to Section
4.3 hereof.

         Section 1.2 Accounting Terms and Calculations. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder (including, without limitation, determination of compliance with financial ratios and restrictions in Articles VIII and IX hereof) shall be made in accordance with GAAP consistently applied. Any reference to "consolidated" financial terms shall be deemed to refer to those financial terms as applied to the Borrower and its Subsidiaries in accordance with GAAP.

         Section 1.3 Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word "from" means "from and including" and the word "to" or "until" each means "to but excluding."

         Section 1.4 Other Definitional Terms. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this

Agreement. References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided.

                           ARTICLE II TERMS OF LENDING

         Section 2.1 The Commitments.

         (a) Subject to the terms and conditions hereof and in reliance upon the warranties of the Borrower herein, each Bank agrees, severally and not jointly, to make loans (each, a "Revolving Loan" and, collectively, the "Revolving Loans") to the Borrower from time to time from the date hereof until the Termination Date, during which period the Borrower may repay and reborrow in accordance with the provisions hereof, provided, that the aggregate unpaid principal amount of all Revolving Loans of all Banks and the aggregate Letter of Credit Obligations outstanding shall not exceed at any time the lesser of (i) the Commitments of all Banks, or (ii) the sum of the Borrowing Base plus the Overadvance Amount, determined as of the most recent monthly Borrowing Base Certificate delivered by the Borrower to the Agent. The Revolving Loans shall be made by the Banks on a pro rata basis, calculated for each Bank based on its Percentage. Each Loan shall be in a minimum amount of $100,000 or in an integral multiple of $100,000 above such amount.

         (b) In the event that the average excess of (i) the aggregate unpaid principal amount of all Revolving Loans of all Banks and the aggregate Letter of Credit Obligations outstanding, over (ii) the Borrowing Base, shall be equal to or greater than $10,000,000 for any period of two consecutive Fiscal Quarters, an amount of the Loans not less than such average excess, and equal to the Loans borrowed for purposes of financing capital expenditures or acquisitions during the preceding four Fiscal Quarters shall be converted into a fully-amortizing term loan (the "Term Loan") with amortization rate of no greater than 6 years and a final maturity date of the Termination Date (which shall require a balloon payment). Upon such conversion, (x) the Overadvance Amount shall (as provided in the definition thereof) be reduced to $0,
         (y) the proceeds of the Term Loan shall be applied to the extent necessary to the concurrent payment in full of the principal amount of the Revolving Loans outstanding on the date of such conversion, and (z) the Commitments shall be deemed to be reduced by the amount of such Term Loan (ratably, for all Banks).

         Section 2.2 Borrowing Procedures.

         (a) Request by Borrower. Any request by the Borrower for a Loan or Letter of Credit shall be in writing, or by telephone promptly confirmed in writing, and must be given so as to be received by the Agent not later than:

                  (i) 10:00 a.m., Minneapolis time, on the Business Day of the requested Loan; or

                  (ii) 10:00 a.m., Minneapolis time, three Business days prior to the date of any requested Letter of Credit.

         Each request shall specify (1) the borrowing date (which shall be a Business Day), (2) the amount of such Loan, and (3) if a request for a Letter of Credit, the form of such Letter of Credit and such other information as the Agent shall reasonably request.

         (b) Funding of Agent. The Agent shall promptly notify each other Bank of the receipt of such request, the matters specified therein, and of such Bank's Percentage of the requested Loans. On the date of the requested Loans, each Bank shall provide its share of the requested Loans to the Agent in immediately available funds not later than 1:00 p.m., Minneapolis time. Unless the Agent determines that any applicable condition specified in Article VI has not been satisfied, the Agent will make the requested Loans available to the Borrower at the Agent's principal office in Minneapolis, Minnesota in immediately available funds not later than 5:00 p.m. (Minneapolis time) on the lending date so requested. If the Agent has made a Loan to the Borrower on behalf of a Bank but has not received the amount of such Loan from such Bank by the time herein required, such Bank shall pay interest to the Agent on the amount so advanced at the overnight Federal Funds rate from the date of such Loan to the date funds are received by the Agent from such Bank, such interest to be payable with such remittance from such Bank of the principal amount of such Loan (provided, however, that the Agent shall not make any Loan on behalf of a Bank if the Agent has received prior notice from such Bank that it will not make such Loan). If the Agent does not receive payment from such Bank by the next Business Day after the date of any Loan, the Agent shall be entitled to recover such Loan, with interest thereon at the rate then applicable to the such Loan, on demand, from the Borrower, without prejudice to the Agent's and the Borrower's rights against such Bank. If such Bank pays the Agent the amount herein required with interest at the overnight rate before the Agent has recovered from the Borrower, such Bank shall be entitled to the interest payable by the Borrower with respect to the Loan in question accruing from the date the Agent made such Loan.

         Section 2.3 The Notes.

         (a) The Revolving Loans of each Bank shall be evidenced by a promissory note of the Borrower (the "Revolving Notes"), substantially in the form of Exhibit A hereto, in the amount of such Bank's Commitment originally in effect and dated as of the date of this Agreement. The Banks shall enter in their respective records the amount of each Revolving Loan, the rate of interest borne by the Revolving Loans and the payments made on the Revolving Loans, and such records shall be deemed conclusive evidence of the subject matter thereof, absent manifest error.

         (b) The Term Loans of each Bank shall be evidenced by a promissory note of the Borrower (the "Term Notes"; together with the Revolving Notes called the "Notes"), substantially in the form of Exhibit B hereto. The Banks shall enter in their respective records the amount of its Term Loan, the rate of interest borne by its Term Loan and the payments of the Term Loan, and such records shall be conclusive evidence of the subject matter thereof, absent manifest error.

         Section 2.4 Letters of Credit.

         (a) Letters of Credit. Subject to the terms and conditions of this Agreement, the Borrower may, in addition to Loans provided for in
         Section 2.1 hereof, request that the Agent issue letters of credit for the account of the Borrower, by making such request as provided in
         Section 2.2 hereof (such letters of credit as any of them may be amended, supplemented, extended or confirmed from time to time, being herein collectively called the "Letters of Credit"). The face amount of the Letters of Credit outstanding at any time shall be limited so that the aggregate Letter of Credit Obligations not exceed $5,000,000, and the sum of Letter of Credit Obligations plus the Revolving Loans under
         Section 2.1(a) shall not exceed at any time the lesser of (i) the Commitment of all Banks, or (ii) the Borrowing Base plus the Overadvance Amount. The Agent may, at its discretion, elect to issue or decline to issue any requested Letter of Credit. Upon the date of the issuance of a Letter of Credit, the Agent shall be deemed, without further action by any party hereto, to have sold to each Bank, and each Bank shall be deemed without further action by any party hereto, to have purchased from the Agent, a participation, in a percentage equal to such Bank's Percentage of such Letter of Credit and the related Letter of Credit Obligations. No Letter of Credit issued pursuant to this Agreement shall have an expiration date later than one year from date of issuance or later than the Termination Date.

         (b) Additional Provisions. The following additional provisions shall apply to each Letter of Credit:

                  (i) Upon receipt of any request for a Letter of Credit, the Agent shall notify each Bank of the contents of such request and of such Bank's Percentage of the amount of such proposed Letter of Credit.

                  (ii) No Letter of Credit may be issued if after giving effect thereto the sum of (x) the aggregate outstanding principal amount of Loans plus (y) the aggregate Letter of Credit Obligations would exceed the Total Commitment. The Commitment of each Bank shall be deemed to be utilized for all purposes hereof in an amount equal to such Bank's Percentage of the Letter of Credit Obligations.

                  (iii) Upon receipt from the beneficiary of any Letter of Credit of any demand for payment thereunder, Agent shall promptly notify the Borrower and each Bank as to the amount to be paid as a result of such demand and the payment date. If at any time the Agent shall have made a payment to a beneficiary of such Letter of Credit in respect of a drawing or in respect of an acceptance created in connection with a drawing under such Letter of Credit, each Bank will pay to Agent immediately upon demand by the Agent at any time during the period commencing after such payment until reimbursement thereof in full by the Borrower, an amount equal to such Bank's Percentage of such payment, together with interest on such amount for each day from the date of demand for such payment (or, if such demand is made after 2:00 a.m. Minneapolis time on such date, from the next succeeding Business Day) to the date of payment by such Bank of such amount at a rate of interest per annum equal to the overnight Federal Funds rate for such period.

                  (iv) The Borrower shall be irrevocably and unconditionally obligated forthwith to reimburse the Agent for any amount paid by the Agent upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind, all of which are hereby waived. Such reimbursement may, subject to satisfaction of all conditions precedent and to the available Commitment (after adjustment in the same to reflect the elimination of the corresponding Letter of Credit Obligation), be made by the borrowing of Loans. The Agent will pay to each Bank such Bank's Percentage of all amounts received from the Borrower for application in payment, in whole or in part, of a Letter of Credit Obligation, but only to the extent such Bank has made payment to the Agent in respect of such Letter of Credit pursuant to clause (iii) above.

                  (v) The Borrower will pay to Agent for the account of each Bank in accordance with its Percentage letter of credit fee with respect to each Letter of Credit equal to an amount, calculated on the basis of face amount of each Letter of Credit, in each case for the period from and including the date of issuance of such Letter of Credit to and including the date of expiration or termination thereof at a per annum rate equal to the Applicable Margin applicable from time to time, such fee to be due and payable in advance on the date of the issuance thereof. The Agent will pay to each Bank, promptly after receiving any payment in respect of letter of credit fee referred to in this clause (v), an amount equal to the product of such Bank's Percentage times the amount of such fees. The Borrower shall also pay to Agent at the Principal Office for the account of the Agent an up-front issuance fee of 0.125% of the face amount of the applicable Letter of Credit. The Borrower shall pay to the Agent the Agent's fees in connection with each Letter of Credit (including amendment fees, negotiation fees and others) in accordance with the Agent's standard fee schedule in effect from time to time. All fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed.

                  (vi) The issuance by the Agent of each Letter of Credit shall, in addition to the discretionary nature of this facility, be subject to the conditions precedent that the Borrower shall have executed and delivered such applications and other instruments and agreements relating to such Letter of Credit as the Agent shall have reasonably requested and are not inconsistent with the terms of this Agreement (the `Letter of Credit Agreements'). In the event of a conflict between the terms of this Agreement and the terms of any Letter of Credit Agreement, the terms hereof shall control.

         (c) Indemnification and Release. The Borrower hereby indemnifies and holds harmless the Agent and each Bank from and against any and all claims and damages, losses, liabilities, costs or expenses which the Agent or such Bank may incur (or which may be claimed against the Agent or such Bank by any Person whatsoever), REGARDLESS OF WHETHER CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES, in connection with the execution and delivery of any Letter of Credit or transfer of or payment or failure to pay under any Letter of Credit;

         provided that the Borrower shall not be required to indemnify any party seeking indemnification for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the party seeking indemnification, or (y) by the failure by the party seeking indemnification to pay under any Letter of Credit after the presentation to it of a request required to be paid under applicable law.

                          ARTICLE III INTEREST AND FEES

         Section 3.1 Interest and Payments.

         (a) Except as provided in (b) below, the unpaid principal amount of the Loans shall bear interest at a rate per annum equal to the Eurodollar Rate plus the Applicable Margin.

         (b) Following occurrence of an Event of Default and during continuance thereof, the unpaid principal amount of the Loans shall bear interest until paid in full at a rate per annum equal to the Prime Rate plus 2.00%.

         (c) Interest under (a) shall be paid on the last day of each month of each year. Interest under (b) shall be payable on demand.

         Section 3.2 Commitment Fee. The Borrower shall pay fees (the "Commitment Fees") to the Agent for the account of the Banks in an amount determined by applying the Applicable Commitment Fee Rate per annum to the average daily unused amount of the Commitments of the respective Banks for the period from the date hereof to the Termination Date. Accrued unpaid Commitment Fees shall be payable in arrears on the last day of March, June, September and December of each year.

         Section 3.3 Computation. Interest and Commitment Fees shall be computed on the basis of actual days elapsed and a year of 360 days.

         Section 3.4 Agent's Fees. The Borrower shall pay to the Agent the fees described in the Agent's Fee Letter.

         ARTICLE IV PAYMENTS, PREPAYMENTS, REDUCTION OR TERMINATION
                            OF THE CREDIT AND SETOFF

         Section 4.1 Repayment.

         (a) Principal of the Revolving Loans, together with all accrued and unpaid interest thereon, shall be due and payable on the Termination Date.

         (b) Principal of the Term Loans shall be payable in quarterly installments due on the last day of March, June, September and December of each year, commencing the first such day after the making of the Term Loans, each in the amount of not less than 1/20 of the initial amount of the Term Loans when made, and a final payment equal to all unpaid principal of the Term Loans, payable on the Termination Date.

         Section 4.2 Prepayments.

         (a) Optional Prepayments. The Borrower may prepay the Loans, in whole or in part, at any time without any premium or penalty. Each partial prepayment shall be in a minimum amount of $100,000 or in an integral multiple of $100,000 above such amount. Each prepayment of the Term Loan shall be applied to the unpaid installments of the Term Loan in the inverse order of their maturities.

         (b) Mandatory Prepayment - Asset and Casualty Dispositions and Equity Issuance. The Borrower shall prepay the Loans in the following amounts:

                  (i) Asset Dispositions. One Hundred Percent (100%) of the aggregate Net Sale Proceeds realized upon all Asset Disposition if such Net Sale Proceeds of any asset in a single transaction or a series of related transactions exceeds $250,000 during any fiscal year, provided, that if no Event of Default shall have occurred and continued, the prepayment required hereunder shall be reduced by the amount of such Net Sale Proceeds applied by the Borrower or a Subsidiary to purchase assets similar to those sold within 30 days after the sale giving rise to such Net Sale Proceeds;

                  (ii) Casualty Dispositions. One Hundred Percent (100%) of the aggregate Net Casualty Proceeds realized upon all Casualty Dispositions if such Net Casualty Proceeds of any asset in a single transaction or a series of related transactions exceeds $250,000; and

                  (iii) Equity Issuance. One Hundred Percent (100%) of the Net Issuance Proceeds realized upon the sale by the Borrower or such Subsidiary of any issuance of its equity securities in excess of $1,000,000 on and after the date of this Agreement.

         Prepayment under this Section 4.2(b) shall be made as soon as possible following prompt determination of the amount thereof by the Borrower. Prepayments under this Section 4.2(b) shall be applied first, to the Term Loan (to unpaid installments in the inverse order of their maturities) and thereafter to the Revolving Loans.

         (c) Mandatory Prepayment - Borrowing Base. If at any time the aggregate unpaid principal amount of all Revolving Loans of all Banks and the aggregate Letter of Credit Obligations outstanding shall exceed the lesser of (i) the Commitments of all Banks, or (ii) the Borrowing Base plus the Overadvance Amount, the Borrower shall (x) prepay the Revolving Loans in the amount of such excess, and (y) if all of the Revolving Loans are paid in full and such excess still exists, deliver cash collateral for the Letter of Credit Obligations in the amount of such excess to be held as described in Section 10.4.

         Section 4.3 Reduction or Termination of Commitments. The Borrower may, at any time, upon no less than three Business Days prior written or telephonic notice received by the Agent, reduce the Commitments of all Banks, such reduction to be in a minimum amount of $1,000,000 or an integral multiple thereof and to be applied ratably to the Commitments of the respective Banks. The Borrower may, at any time, upon not less than three Business Days prior written notice to the Agent, terminate the Commitments in their entirety. Upon termination of the Commitments pursuant to this Section, the Borrower shall pay to the Agent for the account of the Banks the full amount of all outstanding Loans, all accrued and unpaid interest thereon, and all other unpaid obligations of the Borrower to the Banks hereunder. Upon any reduction in the Commitments pursuant to this Section, the Borrower shall pay to the Agent for the account of the Banks the amount, if any, by which the aggregate unpaid principal amount of outstanding Loans exceeds the total Commitments of all Banks as so reduced. Amounts so paid cannot be reborrowed.

         Section 4.4 Payments. Payments and prepayments of principal of, and interest on, the Notes and all fees, expenses and other obligations under the Loan Documents shall be made without set-off or counterclaim in immediately available funds not later than 2:00 p.m., Minneapolis time, on the dates due at the main office of the Agent in Minneapolis, Minnesota. Funds received on any day after such time shall be deemed to have been received on the next Business Day. The Agent shall promptly distribute in like funds to each Bank its Percentage share of each such payment of principal and interest. Whenever any payment to be made hereunder or on the Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of any interest or fees.

         Section 4.5 Proration of Payments. If any Bank or other holder of a Loan shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset, pursuant to the guaranty hereunder, or otherwise) on account of principal of, interest on, or fees with respect to any Loan, or payment of any Letter of Credit Obligations, in any case in excess of the share of payments and other recoveries of other Banks or holders, such Bank or other holder shall purchase from the other Banks or holders, in a manner to be specified by the Agent, such participations in the Loans held by such other Banks or holders as shall be necessary to cause such purchasing Bank or other holder to share the excess payment or other recovery ratably with each of such other Banks or holders; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank or holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

         Section 4.6 Clean-Down Periods. The Borrower shall repay the Revolving Loans so that the outstanding principal balance of all Revolving Loans does not exceed $15,000,000 for at least two non-consecutive Business Days during each Fiscal Year.

                ARTICLE V ADDITIONAL PROVISIONS RELATING TO LOANS

         Section 5.1 Increased Costs. If, as a result of any law, rule, regulation, treaty or directive, or any change therein or in the interpretation or administration thereof, or compliance by the Banks with any request or directive (whether or not having the force of law) from any court, central bank, governmental authority, agency or instrumentality, or comparable agency:

         (a) any tax, duty or other charge with respect to any Loan, the Notes or the Commitments is imposed, modified or deemed applicable, or the basis of taxation of payments to any Bank of interest or principal of the Loans (other than taxes imposed on the overall net income of such Bank by the jurisdiction in which such Bank has its principal office) is changed;

         (b) any reserve, special deposit, special assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank is imposed, modified or deemed applicable;

         (c) any increase in the amount of capital required or expected to be maintained by any Bank or any Person controlling such Bank is imposed, modified or deemed applicable; or

         (d) any other condition affecting this Agreement or the Commitments is imposed on any Bank or the relevant funding markets;

and such Bank determines that, by reason thereof, the cost to such Bank of making or maintaining the Loans, issuing or participating in the Letters of Credit or extending its Commitment is increased, or the amount of any sum receivable by such Bank hereunder or under the Notes in respect of any Loan is reduced;

then, the Borrower shall pay to such Bank upon demand such additional amount or amounts as will compensate such Bank (or the controlling Person in the instance of (c) above) for such additional costs or reduction (provided that such Bank have not been compensated for such additional cost or reduction in the calculation of the Eurodollar Reserve Rate). Determinations by each Banks for purposes of this Section 5.1 of the additional amounts required to compensate such Bank shall be conclusive in the absence of manifest error. In determining such amounts, the Banks may use any reasonable averaging, attribution and allocation methods.

         Section 5.2 Deposits Unavailable or Interest Rate Unascertainable or Inadequate; Impracticability. If the Agent determines (which determination shall be conclusive and binding on the parties hereto) that:

         (a) deposits of the necessary amount are not available in the relevant markets or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate;

         (b) the Eurodollar Rate will not adequately and fairly reflect the cost to the Banks of making or funding the Loans;

         (c) the making or funding of Loans indexed at the Eurodollar Rate has become impracticable as a result of any event occurring after the date of this Agreement which, in the opinion of the Agent, materially and adversely affects such funding or the relevant market; or

         (d) the adoption of any law, rule, regulation, treaty or directive, or any change therein or in the interpretation or administration thereof by any court, central bank, governmental authority, agency or instrumentality, or comparable agency charged with the interpretation or administration thereof, makes it unlawful or impossible for the Bank to make or fund loans indexed at the Eurodollar Rate, then, the Agent shall promptly give notice of such determination to the Borrower, and thereafter all Loans shall bear interest at a per annum rate equal to the Prime Rate plus or minus interest rate margin(s) determined by the Bank to approximate the economic equivalent of Applicable Margin, provided, that such margin(s) shall not be higher than the Applicable Margin.

                         ARTICLE VI CONDITIONS PRECEDENT

         Section 6.1 Conditions of Initial Loan. The obligation of the Banks to make the initial Loan hereunder shall be subject to the satisfaction of the conditions precedent, in addition to the applicable conditions precedent set forth in Section 6.2 below, that the Agent shall have received all of the following, in form and substance satisfactory to the Agent, each duly executed and certified or dated as of the date of this Agreement or such other date as is satisfactory to the Agent:

         (a) The Notes payable to each Bank executed by a duly authorized officer of the Borrower.

         (b) An Acknowledgment by Chronimed Holdings, Inc., acknowledging the existing Subsidiary Guaranty and Subsidiary Security Agreement.

         (c) Certificates of the Secretary or an Assistant Secretary of the Borrower, attesting to and attaching (i) a copy of the corporate resolution of the Borrower authorizing the execution, delivery and performance of the Loan Documents, (ii) an incumbency certificate showing the names and titles, and bearing the signatures of, the officers of the Borrower authorized to execute the Loan Documents,
         (iii) a copy of any amendments to the Articles or Certificate of Incorporation or By-Laws of the Borrower since the copies delivered in connection with the Existing Credit Agreement.

         (d) A Certificate of Good Standing for the Borrower in the jurisdiction of its incorporation, certified by the appropriate governmental officials.

         (e) An opinion of counsel to the Borrower, addressed to the Bank, in substantially the form of Exhibit E.

         Section 6.2 Conditions Precedent to all Loans. The obligation of the Bank to make any Loan hereunder (including the initial Loan) shall be subject to the satisfaction of the following conditions precedent (and any request for a Loan shall be deemed a representation by the Borrower that the following are satisfied):

         (a) Before and after giving effect to such Loan, the representation and warranties contained in Article VII shall be true and correct, as though made on the date of such Loan.

         (b) Before and after giving effect to such Loan, no Default or Event of Default shall have occurred and be continuing.

                   ARTICLE VII REPRESENTATIONS AND WARRANTIES

         To induce the Agent and the Banks to enter into this Agreement, to grant the Commitments and to make Loans hereunder, the Borrower represents and warrants to the Agent and the Banks:

         Section 7.1 Organization, Standing, Etc. The Borrower and each of its corporate Subsidiaries are corporations duly incorporated and validly existing and in good standing under the laws of the jurisdiction of their respective incorporation and have all requisite corporate power and authority to carry on their respective businesses as now conducted, to (in the instance of the Borrower) enter into the Loan Documents and to perform its obligations under the Loan Documents. The Borrower and each of its Subsidiaries are duly qualified and in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary, and where failure to so qualify would not constitute an Adverse Event.

         Section 7.2 Authorization and Validity. The execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate action by the Borrower, and the Loan Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and subject to limitations on the availability of equitable remedies.

         Section 7.3 No Conflict; No Default. The execution, delivery and performance by the Borrower of the Loan Documents will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower, (b) violate or contravene any provisions of the Articles (or Certificate) of Incorporation or by-laws of the Borrower, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or any of its properties may be bound or result in the creation of any Lien on any asset of the Borrower or any Subsidiary. Neither the Borrower nor any Subsidiary is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could constitute an Adverse Event. No Default or Event of Default has occurred and is continuing.

         Section 7.4 Government Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents.

         Section 7.5 Financial Statements and Condition. The Borrower's audited consolidated and consolidating financial statements for Fiscal Year 2002, and its unaudited consolidated and consolidating financial statements for Fiscal Quarter 2 of Fiscal Year 2003, as heretofore furnished to the Banks, have been prepared in accordance with GAAP on a consistent basis and fairly present the financial condition of the Borrower and its Subsidiaries as at such dates and the results of their operations and changes in financial position for the respective periods then ended. As of the dates of such financial statements, neither the Borrower nor any Subsidiary had any material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such financial statements or in the notes thereto. Since the end of Fiscal Year 2002, no Adverse Event has occurred. The dates of the last days of the Borrower's Fiscal Quarters and Fiscal Years are set forth on Schedule 7.5.

         Section 7.6 Litigation and Contingent Liabilities. Except as described in Schedule 7.6, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any of their properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to the Borrower or such Subsidiary, could constitute an Adverse Event. Except as described in Schedule 7.6, neither the Borrower nor any Subsidiary has any contingent liabilities which are material to the Borrower and the Subsidiaries as a consolidated enterprise.

         Section 7.7 Compliance. The Borrower and its Subsidiaries are in material compliance with all statutes and governmental rules and regulations applicable to them.

         Section 7.8 Environmental, Health and Safety Laws. There does not exist any violation by the Borrower or any Subsidiary of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which will or threatens to impose a material liability on the Borrower or a Subsidiary or which would require a material expenditure by the Borrower or such Subsidiary to cure. Neither the Borrower nor any Subsidiary has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, the consequences of which non-compliance or remedial action could constitute an Adverse Event.

         Section 7.9 ERISA. Each Plan complies with all material applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event, other than a Reportable Event for which the reporting requirements have been waived by regulations of the PBGC, has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would permit the institution of proceedings to terminate any Plan under Section 4042 of ERISA. The current value of the Plans' benefits guaranteed under Title IV or ERISA does not exceed the current value of the Plans' assets allocable to such benefits.

         Section 7.10 Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry margin stock or for any other purpose which would violate any of the margin requirements of the Board of Governors of the Federal Reserve System.

         Section 7.11 Ownership of Property; Liens. Each of the Borrower and the Subsidiaries has good and marketable title to its real properties and good and sufficient title to its other properties, including all properties and assets referred to as owned by the Borrower and its Subsidiaries in the audited financial statement of the Borrower referred to in Section 7.5 (other than property disposed of since the date of such financial statement in the ordinary course of business). None of the properties, revenues or assets of the Borrower or any of its Subsidiaries is subject to a Lien, except for (a) Liens disclosed in the financial statements referred to in Section 7.5, (b) Liens listed on
Schedule 7.11, or (c) Liens allowed under Section 9.12.

         Section 7.12 Taxes. Each of the Borrower and the Subsidiaries has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are adequate.

         Section 7.13 Trademarks, Patents. Each of the Borrower and the Subsidiaries possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others.

         Section 7.14 Investment Company Act. Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended.

         Section 7.15 Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a holding company or an "affiliate" of a holding company or of a subsidiary company of a holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         Section 7.16 Subsidiaries. Schedule 7.16 sets forth as of the date of this Agreement a list of all Subsidiaries and the number and percentage of the shares of each class of capital stock owned beneficially or of record by the Borrower or any Subsidiary therein, and the jurisdiction of incorporation of each Subsidiary.

         Section 7.17 Partnerships and Joint Ventures. Schedule 7.17 sets forth as of the date of this Agreement a list of all partnerships or joint ventures in which the Borrower or any Subsidiary is a partner (limited or general) or joint venturer.

                       ARTICLE VIII AFFIRMATIVE COVENANTS

         From the date of this Agreement and thereafter until the Commitments are terminated or expire and the Loans and all other liabilities of the Borrower to the Banks hereunder and under the Note have been paid in full, the Borrower will do, and will cause each Subsidiary (except in the instance of Section 8.1) to do, all of the following:

         Section 8.1 Financial Statements and Reports. Furnish to the Banks:

         (a) As soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrower, the annual audit report of the Borrower and its Subsidiaries prepared on a consolidating and consolidated basis and in conformity with GAAP, consisting of at least statements of income, cash flow, changes in financial position and stockholders' equity, and a consolidated balance sheet as at the end of such Fiscal Year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by independent certified public accountants of recognized standing selected by the Borrower and acceptable to the Bank, together with any management letters, management reports or other supplementary comments or reports to the Borrower or its board of directors furnished by such accountants and the Borrower's report filed with the Securities and Exchange Commission on Form 10K.

         (b) As soon as available and in any event within 45 days after the end of each Fiscal Year, an annual budget for the next Fiscal Year, including anticipated expenditures and cash flows and other information reasonably requested by the Agent.

         (c) As soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a copy of the unaudited financial statement of the Borrower and its subsidiaries prepared in the same manner as the audit report referred to in Section 8.1(a), signed by the Borrower's chief financial officer, consisting of at least consolidated statements of income, cash flow, changes in financial position and stockholders' equity for the Borrower and the Subsidiaries for such Fiscal Quarter and for the period from the beginning of such Fiscal Year to the end of such Fiscal Quarter, and a consolidated balance sheet of the Borrower as at the end of such Fiscal Quarter and the Borrower's report filed with the Securities and Exchange Commission on Form 10Q.

         (d) Together with the financial statements furnished by the Borrower under Sections 8.1(a) and 8.1(c), a Compliance Certificate signed by the chief financial officer of the Borrower stating that as at the date of each such financial statement there did not exist any Default or Event of Default or, if such Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto.

         (e) Within 30 days after the end of each month, a Borrowing Base Certificate as of the end of such month.

         (f) Immediately upon becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto.

         (g) Immediately upon becoming aware of the occurrence, with respect to any Plan, of any Reportable Event (other than a Reportable Event for which the reporting requirements have been waived by PBGC regulations) or any "prohibited transaction" (as defined in Section 4975 of the Code), a notice specifying the nature thereof and what action the Borrower proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.

         (h) Promptly upon the mailing or filing thereof, copies of all financial statements, reports and proxy statements mailed to the Borrower's shareholders, and copies of all registration statements, periodic reports and other documents filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange.

         (i) Immediately upon becoming aware of the occurrence thereof, notice of the institution of any litigation, arbitration or governmental proceeding, or the rendering of a judgment or decision in such litigation or proceeding, which is material to the Borrower and its Subsidiaries as a consolidated enterprise, and the steps being taken by the Person(s) affected by such proceeding.

         (j) Immediately upon becoming aware of the occurrence thereof, notice of any violation as to any environmental matter by the Borrower or any Subsidiary and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (i) in which an adverse determination or result could result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by the Borrower or any Subsidiary which are material to the operations of the Borrower or such Subsidiary, or (ii) which will or threatens to impose a material liability on the Borrower or such Subsidiary to any Person or which will require a material expenditure by the Borrower or such Subsidiary to cure any alleged problem or violation.

         (k) From time to time, such other information regarding the business, operation and financial condition of the Borrower and the Subsidiaries as any Bank may reasonably request.

         Section 8.2 Corporate Existence. Subject to Section 9.1 in the instance of a Subsidiary, maintain its corporate existence in good standing under the laws of its jurisdiction of incorporation and its qualification to transact business in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary and where failure to so qualify would constitute an Adverse Event.

         Section 8.3 Insurance. Maintain with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable corporations engaged in the same or similar business and similarly situated.

         Section 8.4 Payment of Taxes and Claims. File all tax returns and reports which are required by law to be filed by it and pay before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including, without limitation, those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as the Borrower's or such Subsidiary's title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on the Borrower's or such Subsidiary's books in accordance with GAAP.

         Section 8.5 Inspection. Permit any Person designated by the Agent (or, following occurrence of an Event of Default, any Bank) to visit and inspect any of its properties, corporate books and financial records, to examine and to make copies of its books of accounts and other financial records, and to discuss the affairs, finances and accounts of the Borrower and the Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times and intervals as such Bank may designate. So long as no Event of Default exists, the expenses of the Agent for one such examination per Fiscal Year shall be reimbursed by the Borrower and the expense of any additional examinations shall be at the expense of the Agent, and any such visits, inspections, and examinations made while any Event of Default is continuing shall be at the expense of the Borrower.

         Section 8.6 Maintenance of Properties. Maintain its properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

         Section 8.7 Books and Records. Keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

         Section 8.8 Compliance. Comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

         Section 8.9 ERISA. Maintain each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and of the Code.

         Section 8.10 Environmental Matters. Observe and comply with all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could result in a material liability or otherwise constitute or result in an Adverse Event.

         Section 8.11 Landlords' Waivers. The Borrower will used best commercial efforts to obtain, within 60 days after closing of this Agreement, landlords' waivers satisfactory to the Agent in form and substance from the owners and lessors of the Borrower's facilities located in San Francisco, California and Minnetonka, Minnesota. The Agent shall provide to the Borrower a form of landlord's waiver that would be satisfactory for such purpose.

         Section 8.12 Additional Subsidiaries. Upon any Person becoming a direct or indirect Subsidiary of Borrower, or upon Additional Capitalization of MEDgenesis Inc. or Los Feliz Drugs Inc., Borrower shall promptly notify the Agent, and (a) cause such Subsidiary to execute and deliver a Subsidiary Guaranty in form and substance satisfactory to the Agent, and (b) cause such Subsidiary to execute and deliver a Subsidiary Security Agreement in form and substance satisfactory to the Agent. Notwithstanding the foregoing, if such Subsidiary is not organized under the laws of the United States, any State or the District of Columbia, and the Borrower shall certify to the Agent that such actions would cause a dividend to be deemed to have been paid to the Borrower under the Code, in lieu of such Subsidiary delivering a Subsidiary Guaranty and Subsidiary Security Agreement, the Borrower may pledge 65% of the stock of such Subsidiary to the Agent for the benefit of the Banks. In connection therewith, Borrower shall deliver to the Agent financing statements, corporate approvals, certificates of good standing and other documents requested by the Agent with respect to such Subsidiary.

                          ARTICLE IX NEGATIVE COVENANTS

         From the date of this Agreement and thereafter until the Commitments are terminated or expire and the Loans and all other liabilities of the Borrower to the Banks hereunder and under the Note have been paid in full, the Borrower will not, and will not permit any Subsidiary to, do any of the following:

         Section 9.1 Merger. Merge or consolidate or enter into any analogous reorganization or transaction with any Person; provided, however, any wholly-owned Subsidiary may be merged with or liquidated into the Borrower (if the Borrower is the surviving corporation) or any other wholly-owned Subsidiary.

         Section 9.2 Sale of Assets. Sell, transfer, lease or otherwise convey all or any substantial part of its assets except for sales and leases of inventory in the ordinary course of business and except for sales or other transfers by a wholly-owned Subsidiary to the Borrower or another wholly-owned Subsidiary.

         Section 9.3 Purchase of Assets. Purchase or lease or otherwise acquire all or substantially all of the assets of any Person, except for (a) purchases or other transfers by the Borrower or a wholly-owned Subsidiary from a wholly-owned Subsidiary, and (b) Permitted Acquisitions made in accordance with and subject to the limitations set forth in the definition thereof.

         Section 9.4 Plans. Permit any condition to exist in connection with any Plan which might constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan, permit any

Plan to terminate under any circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to any property, revenue or asset of the Borrower or any Subsidiary or permit the underfunded amount of Plan benefits guaranteed under Title IV of ERISA to exceed $100,000.

         Section 9.5 Change in Nature of Business. Make any material change in the nature of the business of the Borrower or such Subsidiary, as carried on at the date hereof.

         Section 9.6 Subsidiaries, Partnerships, Joint Ventures and Ownership of Stock. Do any of the following: (a) form or acquire any corporation which would thereby become a Subsidiary, except for any Permitted Acquisition; (b) form or enter into any partnership as a limited or general partner or into any joint venture; (c) permit any Subsidiary to purchase or otherwise acquire any shares of the stock of the Borrower; or (d) take any action, or permit any Subsidiary to take any action, which would result in a decrease in the Borrower's or any Subsidiary's ownership interest in any Subsidiary (including, without limitation, decrease in the percentage of the shares of any class of stock owned).

         Section 9.7 Other Agreements. Enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Banks which would: (a) prohibit the Borrower or such Subsidiary from granting, or otherwise limit the ability of the Borrower or such Subsidiary to grant, to the Banks any Lien on any assets or properties of the Borrower or such Subsidiary; or (b) be violated or breached by the Borrower's performance of its obligations under the Loan Documents.

         Section 9.8 Restricted Payments. Either: (a) purchase or redeem or otherwise acquire for value any shares of the Borrower's or any Subsidiary's stock, declare or pay any dividends thereon (other than stock dividends and dividends payable solely to the Borrower), make any distribution on, or payment on account of the purchase, redemption, defeasance or other acquisition or retirement for value of, any shares of the Borrower's or any Subsidiary's stock or set aside any funds for any such purpose (other than payment to, or on account of or for the benefit of, the Borrower only); or (b) directly or indirectly make any payment on, or redeem, repurchase, defease, or make any sinking fund payment on account of, or any other provision for, or otherwise pay, acquire or retire for value, any Indebtedness of the Borrower or any Subsidiary that is subordinated in right of payment to the Loans (whether pursuant to its terms or by operation of law), except for regularly-scheduled payments of interest and principal (which shall not include payments contingently required upon occurrence of a change of control or other event) that are not otherwise prohibited hereunder or under the document or agreement stating the terms of such subordination.

         Section 9.9 Capital Expenditures. Make Capital Expenditures (exclusive of any Permitted Acquisition or any portion thereof that may be deemed a Capital Expenditure) in an amount exceeding $7,000,000 on a consolidated basis during any period of four consecutive Fiscal Quarters.

         Section 9.10 Investments. Acquire for value, make, have or hold any Investments, except:

         (a) Investments outstanding on the date hereof and listed on Schedule 9.10;

         (b) Travel advances to officers and employees in the ordinary course of business;

         (c) Investments in readily marketable direct obligations of the United States of America having maturities of one year or less from the date of acquisition;

         (d) Certificates of deposit or bankers' acceptances, each maturing within one year from the date of acquisition, issued by any commercial bank organized under the laws of the United States or any State thereof which has (i) combined capital, surplus and undivided profits of at least $100,000,000, and (ii) a credit rating with respect to its unsecured indebtedness from a nationally recognized rating service that is satisfactory to the Bank;

         (e) Commercial paper maturing within 270 days from the date of issuance and given the highest rating by a nationally recognized rating service;

         (f) Repurchase agreements relating to securities issued or guaranteed as to principal and interest by the United

         States of America;

         (g) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale of goods and services in the ordinary course of business;

         (h) share of stock, obligations or other securities received in settlement of claims arising in the ordinary course of business;

         (i) Permitted Acquisitions, made in accordance with and subject to the limitations set forth in the definition thereof; and

         (j) Investments outstanding on the date hereof in Subsidiaries by the Borrower and other Subsidiaries.

         Section 9.11 Indebtedness. Incur, create, issue, assume or suffer to exist any Indebtedness, except:

         (a) Indebtedness under this Agreement;

         (b) Current liabilities, other than for borrowed money, incurred in the ordinary course of business;

         (c) Indebtedness existing on the date of this Agreement and disclosed on Schedule 9.11 hereto;

         (d) Indebtedness secured by Liens permitted under Section 9.12 hereof; and

         (e) Indebtedness consisting of endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business.

         Section 9.12 Liens. Create, incur, assume or suffer to exist any Lien with respect to any property, revenues or assets now owned or hereafter arising or acquired, except:

         (a) Liens in connection with the acquisition of property after the date hereof by way of purchase money mortgage, conditional sale or other title retention agreement, Capitalized Lease or other deferred payment contract, and attaching only to the property being acquired if the Indebtedness secured thereby does not exceed the fair market value of such property at the time of acquisition thereof nor $2,000,000 in the aggregate for the Borrower and all Subsidiaries at any one time outstanding;

         (b) Liens existing on the date of this Agreement and disclosed on
         Schedule 7.11 hereto;

         (c) Deposits or pledges to secure payment of workers' compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of the Borrower or a Subsidiary;

         (d) Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payments therefor shall not at the time be required to be made in accordance with the provisions of
         Section 8.4;

         (e) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 8.4; and

         (f) Deposits to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business.

         Section 9.13 Contingent Liabilities. Either: (i) endorse, guarantee, contingently agree to purchase or to provide funds for the payment of, or otherwise become contingently liable upon, any obligation of any other Person, except by the endorsement of negotiable instruments for deposit or collection (or similar transactions) in the ordinary course of business, or (ii) agree to maintain the net worth or working capital of, or provide funds to satisfy any other financial test applicable to, any other Person.

         Section 9.14 Unconditional Purchase Obligations. Enter into or be a party to any contract for the purchase or lease of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services.

         Section 9.15 Transactions with Related Parties. Enter into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale lease or exchange of property or the rendering of any service, with any Related Party, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or the applicable Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not a Related Party.

         Section 9.16 Use of Proceeds. Permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying any margin stock" within the meaning of Regulation U of the Federal Reserve Board, as amended from time to time, and furnish to any Bank, upon its request, a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

         Section 9.17 Tangible Net Worth. Permit its Consolidated Tangible Net Worth at any time to be less than the sum of (a) $45,000,000, plus (b) 50% of the aggregate amount of consolidated net income before non-cash charges related to the impairment of goodwill of the Borrower for Fiscal Quarter 3 Fiscal Year 2003 and each Fiscal Quarter thereafter, on a cumulative basis without giving effect to any net loss for any Fiscal Quarter.

         Section 9.18 Cash Flow Leverage Ratio. Permit the Cash Flow Leverage Ratio to exceed 2.50 to 1.00 for any Measurement Period.

         Section 9.19 Interest and Lease Coverage Ratio. Permit the Interest and Lease Coverage Ratio to be less than 2.00 to 1.00 for any Measurement Period.

         Section 9.20 Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio to be less than the following for the following Measurement
Periods:

  Measurement Periods:                                  Minimum Fixed Charge
  --------------------                                  --------------------
    Coverage Ratio:
    ---------------
Measurement Periods
ending through and including
last day of Fiscal Quarter
3 of Fiscal Year 2004:                                        1.20 to 1.00

Measurement Periods
ending last day of Fiscal
Year 2004 through and including
last day of Fiscal Quarter
3 of Fiscal Year 2005:                                        1.25 to 1.00

Each Measurement Period ending
thereafter:                                                   1.30 to 1.00

                    ARTICLE X EVENTS OF DEFAULT AND REMEDIES

         Section 10.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

         (a) The Borrower shall fail to make when due, whether by acceleration or otherwise, any payment of principal of or interest on the Note or any fee or other amount required to be made to the Banks pursuant to the Loan Documents;

         (b) Any representation or warranty made or deemed to have been made by or on behalf of the Borrower or any Subsidiary by any of the Loan Documents or by or on behalf of the Borrower or any Subsidiary in any certificate, statement, report or other writing furnished by or on behalf of the Borrower to the Banks pursuant to the Loan Documents shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified or deemed to have been stated or certified;

         (c) The Borrower shall fail to comply with Section 8.2 hereof or any Section of Article IX hereof;

         (d) The Borrower or the Subsidiary Guarantor shall fail to comply with any agreement, covenant, condition, provision or term contained in the Loan Documents (and such failure shall not constitute an Event of Default under any of the other provisions of this Section 10.1) and such failure to comply shall continue for 30 calendar days after notice thereof to the Borrower by the Bank;

         (e) The Borrower or any Subsidiary shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Borrower or such Subsidiary or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower or a Subsidiary or for a substantial part of the property thereof and shall not be discharged within 30 days;

         (f) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrower or a Subsidiary, and, if instituted against the Borrower or a Subsidiary, shall have been consented to or acquiesced in by the Borrower or such Subsidiary, or shall remain undismissed for 30 days, or an order for relief shall have been entered against the Borrower or such Subsidiary, or the Borrower or any Subsidiary shall take any corporate action to approve institution of, or acquiescence in, such a proceeding;

         (g) Any dissolution or liquidation proceeding shall be instituted by or against the Borrower or a Subsidiary and, if instituted against the Borrower or such Subsidiary, shall be consented to or acquiesced in by the Borrower or such Subsidiary or shall remain for 30 days undismissed, or the Borrower or any Subsidiary shall take any corporate action to approve institution of, or acquiescence in, such a proceeding;

         (h) A judgment or judgments for the payment of money in excess of the sum of $1,000,000 in the aggregate shall be rendered against the Borrower or a Subsidiary and the Borrower or such Subsidiary shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, prior to any execution on such judgments by such judgment creditor, within 30 days from the date of entry thereof, and within said period of 30 days, or such longer period during which execution of such judgment shall be stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

         (i) The institution by the Borrower or any ERISA Affiliate of steps to terminate any Plan if in order to effectuate such termination, the Borrower or any ERISA Affiliate would be required to make a contribution to such Plan, or would incur a liability or obligation to such Plan, in excess of $1,000,000, or the institution by the PBGC of steps to terminate any Plan;

         (j) The maturity of any Funded Debt of the Borrower (other than Funded Debt under this Agreement) or a Subsidiary shall be accelerated, or the Borrower or a Subsidiary shall fail to pay any such Funded Debt when due or, in the case of such Funded Debt payable on demand, when demanded, or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting (any required notice having been given and grace period having expired) the holder of any such Funded Debt or any trustee or other Person acting on behalf of such holder to cause, such Funded Debt to become due prior to its stated maturity or to realize upon any collateral given as security therefor;

         (k) Any Loan Document shall not be, or shall cease to be, enforceable in accordance with its terms or the Borrower or the Subsidiary Guarantor shall disavow, contest, or attempt to disavow or contest, its obligations thereunder; or

         (l) Any Person, or group of Persons acting in concert, that owned less than 5% of the shares of any voting class of stock of the Borrower shall have acquired more than 25% of the shares of such voting stock.

         Section 10.2 Remedies. If (a) any Event of Default described in Sections 10.1(e), (f) or (g) shall occur with respect to the Borrower, the Commitments shall automatically terminate and the outstanding unpaid principal balance of the Notes, the accrued interest thereon and all other obligations of the Borrower to the Banks and the Agent under the Loan Documents shall automatically become immediately due and payable; or (b) any other Event of Default shall occur and be continuing, then the Agent may take any or all of the following actions (and shall take any or all of the following actions on direction of the Required Banks): (i) declare the Commitments terminated, whereupon the Commitments shall terminate, (ii) declare that the outstanding unpaid principal balance of the Notes, the accrued and unpaid interest thereon and all other obligations of the Borrower to the Banks and the Agent under the Loan Documents to be forthwith due and payable, whereupon the Notes, all accrued and unpaid interest thereon and all such obligations shall immediately become due and payable, in each case without demand or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding, (iii) exercise all rights and remedies under any other instrument, document or agreement between the Borrower and the Agent or the Banks, and (iv) enforce all rights and remedies under any applicable law.

         Section 10.3 Offset. In addition to the remedies set forth in Section 10.2, upon the occurrence of any Event of Default or at any time thereafter while such Event of Default continues, each Bank or any other holder of the Note may offset any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts or monies of the Borrower then or thereafter with such Bank or such other holder, or any obligations of such Bank or such other holder of the Note, against the Indebtedness then owed by the Borrower to such Bank.

         Section 10.4 Letters of Credit. In addition to the foregoing remedies, if any Event of Default described in Sections 10.1(e), (f) or (g) shall occur, or if any other Event of Default shall have occurred and the Agent shall have declared that the principal balance of the Notes is due and payable, the Borrower shall, upon demand by the Agent, pay to the Agent, as agent and bailee for the Banks, an amount equal to all Letter of Credit Obligations. Such payment shall be in immediately available funds or in similar cash collateral acceptable to the Agent and shall be pledged to the Agent as agent and bailee for the benefit of the Banks. Such amount shall be held by the Agent in a cash collateral account until the outstanding Letters of Credit are terminated without payment or are paid and Letter of Credit Obligations with respect thereto are payable. In the event the Borrower defaults in the payment of any Letter of Credit Obligations, the proceeds of the cash collateral account shall be applied to the payment thereof. The Borrower acknowledges and agrees that the Banks would not have an adequate remedy at law for failure by the Borrower to pay immediately to the Agent the amount provided under this Section, and that the Agent and the Banks shall have the right to require the Borrower to perform specifically such undertaking whether or not any of the Letter of Credit Obligations are due and payable. Upon the failure of the Borrower to make any payment required under this Paragraph, the Agent, on behalf of the Banks, may proceed to use all remedies available at law or equity to enforce the obligation of the Borrower to pay or reimburse the Banks, including without limitation any right the Agent or Banks may have to enforce any security interest in any collateral for such obligations. The balance of any payment due under this Section shall bear interest payable on demand until paid in full at a per annum rate equal to interest rate then applicable to the Loans.

                              ARTICLE XI THE AGENT

         Section 11.1 Appointment and Grant of Authority. Each Bank hereby appoints the Agent, and the Agent hereby agrees to act, as agent under this Agreement and each other Loan Document. The Agent shall have and may exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the

Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. Each Bank hereby authorizes, consents to, and directs the Borrower to deal with the Agent as the true and lawful agent of such Bank to the extent set forth herein.

         Section 11.2 Non-Reliance on Agent. Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. The Agent shall not be required to keep informed as to the performance or observance by the Borrower of this Agreement and the Loan Documents or to inspect the properties or books of the Borrower. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its related companies) which may come into the Agent's possession.

         Section 11.3 Responsibility of the Agent and Other Matters.

         (a) The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and those duties and liabilities shall be subject to the limitations and qualifications set forth in this Section. The duties of the Agent shall be mechanical and administrative in nature.

         (b) Neither the Agent nor any of its directors, officers or employees shall be liable for any action taken or omitted (whether or not such action taken or omitted is within or without the Agent's responsibilities and duties expressly set forth in this Agreement) under or in connection with this Agreement, or any other instrument or document in connection herewith, except for gross negligence or willful misconduct. Without limiting the foregoing, neither the Agent nor any of its directors, officers or employees shall be responsible for, or have any duty to examine: (i) the genuineness, execution, validity, effectiveness, enforceability, value or sufficiency of the Loan Agreements; (ii) the collectibility of any amounts owed by the Borrower; (iii) any recitals or statements or representations or warranties in connection with this Agreement or the Notes; (iv) any failure of any party to this Agreement to receive any communication sent; or (v) the assets, liabilities, financial condition, results of operations, business or creditworthiness of the Borrower.

         (c) The Agent shall be entitled to act, and shall be fully protected in acting upon, any communication in whatever form believed by the Agent in good faith to be genuine and correct and to have been signed or sent or made by a proper person or persons or entity. The Agent may consult counsel and shall be entitled to act, and shall be fully protected in any action taken in good faith, in accordance with advice given by counsel. The Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by the Agent with reasonable care. The Agent shall not be bound to ascertain or inquire as to the performance or observance of any of the terms, provisions or conditions of this Agreement or the Notes on the Borrower's part.

         Section 11.4 Action on Instructions. The Agent shall be entitled to act or refrain from acting, and in all cases shall be fully protected in acting or refraining from acting under this Agreement or the Notes or any other instrument or document in connection herewith or therewith in accordance with instructions in writing from (i) the Required Banks except for instructions which under the express provisions hereof must be received by the Agent from all the Banks, and
(ii) in the case of such instructions, from all the Banks.

         Section 11.5 Indemnification. To the extent the Borrower does not reimburse and save the Agent harmless according to the terms hereof for and from all costs, expenses and disbursements in connection herewith or with the other Loan Documents, such costs, expenses and disbursements to the extent reasonable shall be borne by the Banks ratably in accordance with their Percentages and the Banks hereby agree on such basis (a) to reimburse the Agent for all such reasonable costs, expenses and disbursements on request and (b) to indemnify and save harmless the Agent against and from any and all losses, obligations, penalties, actions, judgments and suits and other reasonable costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, other than as a consequence of actual gross negligence or willful misconduct on the part of the Agent, arising out of or in connection with this Agreement or the Notes or any instrument or document in connection herewith or therewith, or any request of the Banks, including without limitation the reasonable costs, expenses and disbursements in connection with defending itself against any claim or liability, or answering any subpoena, related to the exercise or performance of any of its powers or duties under this Agreement or the other Loan Documents or the taking of any action under or in connection with this Agreement or the Notes.

         Section 11.6 U.S. Bank National Association and Affiliates. With respect to U.S. Bank National Association's Commitment and any Loans by U.S. Bank National Association under this Agreement and any Note and any interest of U.S. Bank National Association in any Note, U.S. Bank National Association shall have the same rights, powers and duties under this Agreement and such Note as any other Bank and may exercise the same as though it were not the Agent. U.S. Bank National Association and its affiliates may accept deposits from, lend money to, and generally engage, and continue to engage, in any kind of business with the Borrower as if U.S. Bank National Association were not the Agent.

         Section 11.7 Notice to Holder of Notes. The Agent may deem and treat the payees of the Notes as the owners thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof has been filed with the Agent. Any request, authority or consent of any holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note.

         Section 11.8 Successor Agent. The Agent may resign at any time by giving at least 30 days written notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Agent's giving notice of resignation, then the retiring Agent may, but shall not be required to, on behalf of the Banks, appoint a successor Agent.

                            ARTICLE XII MISCELLANEOUS

         Section 12.1 No Waiver and Amendment. No failure on the part of the Banks or the holder of the Notes to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in any other instrument, document or agreement delivered or to be delivered to the Banks hereunder or in connection herewith are cumulative and not exclusive of any remedies provided by law. No notice to or demand on the Borrower not required hereunder or under the Notes shall in any event entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Banks or the holder of the Notes to any other or further action in any circumstances without notice or demand.

         Section 12.2 Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Agent upon direction of the required Banks and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless agreed to by the Agent and all of the Banks:

         (a) increase the amounts of or extend the terms of the Commitments or subject the Banks to any additional obligations;

         (b) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder;

         (c) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder; or

         (d) change the definition of Required Banks or amend this Section 12.2 provided, further that amendments, waivers or consents affecting the rights of the Agent shall also require the consent of the Agent.

         Section 12.3 Assignments and Participations.

         (a) Assignments. Each Bank shall have the right, subject to the further provisions of this Sections 12.3, to sell or assign all or any part of its Commitments, Loans, Notes, and other rights and obligations under this Agreement and related documents (such transfer, and "Assignment") to any commercial lender, other financial institution or other entity (an "Assignee"). Upon such Assignment becoming effective as provided in
         Section 12.3(b), the assigning Bank shall be relieved from the portion of its Commitment, obligations to indemnify the Agent and other obligations hereunder to the extent assumed and undertaken by the Assignee, and to such extent the Assignee shall have the rights and obligations of a "Bank" hereunder. Notwithstanding the foregoing, unless otherwise consented to by the Borrower and the Agent, each Assignment shall be in the initial principal amount of not less than $5,000,000 in the aggregate for all Loans and Commitments assigned, or an integral multiple of $1,000,000 if above such amount Each Assignment shall be documented by an agreement between the assigning Bank and the Assignee (an "Assignment and Assumption Agreement") substantially in the form of Exhibit F attached hereto.

         (b) Effectiveness of Assignments. An Assignment shall become effective hereunder when all of the following shall have occurred: (i) the Agent and the Borrower (or, following occurrence and during continuance of an Event of Default, the Agent only and not the Borrower) shall have been given notice of the Assignment and shall have given prior written consent to such Assignment, unless the Assignee is already a Bank under this Agreement, (ii) either the assigning Bank or the Assignee shall have paid a processing fee of $3,500 to the Agent for its own account,
         (iii) the Assignee shall have submitted the Assignment and Assumption Agreement to the Agent with a copy for the Borrower, and shall have provided to the Agent information the Agent shall have reasonably requested to make payments to the Assignee, and (iv) the assigning Bank and the Agent shall have agreed upon a date upon which the Assignment shall become effective. Upon the Assignment becoming effective, (x) if requested by the assigning Bank, the Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the assigning Bank and the Assignee; and (y) the Agent shall forward all payments of interest, principal, fees and other amounts that would have been made to the assigning Bank, in proportion to the percentage of the assigning Bank's rights transferred, to the Assignee.

         (c) Participations. Each Bank shall have the right, subject to the further provisions of this Section 12.3, to grant or sell a participation in all or any part of its Loans, Notes and Commitments (a "Participation") to any commercial lender, other financial institution or other entity (a "Participant") without the consent of the Borrower, the Agent of any other party hereto. The Borrower agrees that if amounts outstanding under this agreement and the Notes are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its Participation in amounts owing under this Agreement and any Note to the same extent as if the amount of its Participation were owing directly to it as a Bank under this agreement or any note; provided, that such right of setoff shall be subject to the obligation of such Participant to share with the Banks, and the Banks agree to share with such Participant, as provided in Section 4.5 hereof. The Borrower also agrees that each Participant shall be entitled to the benefits of
         Article V with respect to its Participation, provided, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Bank would have been entitled to receive in respect of the amount of the Participation transferred by such transferor Bank to such Participant had no such transfer occurred.

         (d) Limitation of Rights of any Assignee or Participant. Notwithstanding anything in the foregoing to the contrary, except in the instance of an Assignment that has become effective as provided in Section 12.3(b), (i) no Assignee or Participant shall have any direct rights hereunder, (ii) the Borrower, the Agent and the Banks other than the assigning or selling Bank shall deal solely with the assigning or selling Bank and shall not be obligated to extend any rights or make any payment to, or seek any consent of, the Assignee or Participant, (iii) no Assignment or Participation shall relieve the assigning or selling Bank from its Commitment to make Loans hereunder or any of its other obligations hereunder and such Bank shall remain solely responsible for the performance hereof, the (iv) no Assignee or Participant, other than an affiliate of the assigning or selling Bank, shall be entitled to require such Bank to take or omit to take any action hereunder, except that such Bank may agree with such Assignee or Participant that such Bank will not, without such Assignee's or Participant's consent, take any action which would, in the case of any principal, interest or fee in which the Assignee or Participant has an ownership or beneficial interest: (w) extend the final maturity of any Loans or extend the Termination Date, (x) reduce the interest rate on the Loans, (y) forgive any principal of, or interest on, the Loans or any fees, or (z) release all or substantially all of the Collateral for the Loans.

         (e) Tax Matters. No Bank shall be permitted to enter into any Assignment or Participation with any Assignee or Participant who is not a United States Person unless such Assignee or Participant represents and warrants to such Bank that, as at the date of such Assignment or Participation, it is entitled to receive interest payments without withholding or deduction of any taxes and such Assignee or Participant executes and delivers to such Bank on or before the date of execution and delivery of documentation of such Participation or Assignment, a United States Internal Revenue Service Form W8BEN or W8ECI, or any successor to either of such forms, as appropriate, properly completed and claiming complete exemption from withholding and deduction of all Federal Income Taxes. A "United States Person" means any citizen, national or resident of the United States, any corporation or other entity created or organized in or under the laws of the United States or any political subdivision hereof or any estate or trust, in each case that is not subject to withholding of United States Federal income taxes or other taxes on payment of interest, principal or fees hereunder.

         (f) Information. Each Bank may furnish any information concerning the Borrower in the possession of such Bank from time to time to Assignees and Participants and potential Assignees and Participants.

         (g) Federal Reserve Bank. Nothing herein stated shall limit the right of any Bank to assign any interest herein and in any Note to a Federal Reserve Bank.

         Section 12.4 Costs, Expenses and Taxes; Indemnification.

         (a) The Borrower agrees, whether or not any Loan is made hereunder, to pay on demand: (i) all costs and expenses of the Agent (including the reasonable fees and expenses of counsel and paralegals for such persons who may be employees of such persons) incurred in connection with the preparation, execution and delivery of the Loan Documents and the preparation, negotiation and execution of any and all amendments to each thereof, and (ii) all costs and expenses of the Agent and each of the Banks incurred after the occurrence of an Event of Default in connection with the enforcement of the Loan Documents. The Borrower agrees to pay, and save the Banks harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of the Loan Documents. The Borrower agrees to indemnify and hold the Banks harmless from any loss or expense which may arise or be created by the acceptance in good faith by the Agent of telephonic or other instructions for making Loans or disbursing the proceeds thereof.

         (b) The Borrower agrees to defend, protect, indemnify, and hold harmless the Agent and each and all of the Banks, each of their respective Affiliates and each of the respective officers, directors, employees and agents of each of the foregoing (each an "Indemnified Person" and, collectively, the "Indemnified Persons") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel to such Indemnified Persons) in connection with any investigative, administrative or judicial proceeding, whether direct, indirect or consequential and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise, the capitalization of the Borrower, the Commitments, the making of, management of and participation in the Loans or the use or intended use of the proceeds of the Loans, provided that the Borrower shall have no obligation under this Section 12.4(b) to an Indemnified Person with respect to any of the foregoing to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person or arising solely from claims between one such Indemnified Person and another such Indemnified Person. The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Borrower to each Indemnified Person under the Loan Documents or at common law or otherwise.

         (c) The obligations of the Borrower under this Section 12.4 shall survive any termination of this Agreement.

         Section 12.5 Notices. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, telegram, telex, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by telegram, telex or facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Agent under Article II hereof shall be deemed to have been given only when received by the Agent.

         Section 12.6 Successors. This Agreement shall be binding upon the Borrower, the Banks and the Agent and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Banks and the Agent and the successors and assigns of the Banks. The Borrower shall not assign its rights or duties hereunder without the written consent of the Banks.

         Section 12.7 Severability. Any provision of the Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         Section 12.8 Subsidiary References. The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Borrower has one or more Subsidiaries.

         Section 12.9 Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

         Section 12.10 Entire Agreement. The Loan Documents embody the entire agreement and understanding between the Borrower, the Banks and the Agent with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.

         Section 12.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.

         Section 12.12 Governing Law. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

         Section 12.13 Consent to Jurisdiction. AT THE OPTION OF THE BANKS, THIS AGREEMENT AND THE NOTES MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN MINNEAPOLIS OR ST. PAUL, MINNESOTA; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE BANKS AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

         Section 12.14 Waiver of Jury Trial. THE BORROWER, THE BANKS AND THE AGENT EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (a) UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR (b) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

         Section 12.15 Confirmation of Security Agreement. The Borrower expressly confirms that the Security Agreement remains in full force and effect and secures the Liabilities as defined herein. Each reference in the Security Agreement to the "Credit Agreement" shall refer to this Agreement, as hereafter amended, modified, renewed, extended or replaced from time to time.

(signature pages follows)

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above.

                                    CHRONIMED INC.

                                    By:____________________________________

                                    Title:_________________________________

                                    10900 Red Circle Drive
                                    Minnetonka, MN 55343
         '                          Attention: Mr. Gregory H. Keane
                                    Telephone: (952) 979-3352
                                    Fax: (952) 352-6667

                                Signature Page 1

Commitments:

$20,000,000                               U.S. BANK NATIONAL ASSOCIATION,
                                          as Agent and a Bank

                                          By:_________________________________

                                          Title:______________________________

                                          800 Nicollet Mall
                                          Minneapolis, MN 55402
                                          Attention: Joshua R. Pirozzolo
                                          Telephone: (612) 303-3789
                                          Fax: (612) 303-2264

                                Signature Page 2

$10,000,000                               UMB BANK, N.A.,
                                          as a Bank

                                          By:______________________________

                                          Title:___________________________

                                          1010 Grand Blvd
                                          Kansas City, MO 64141
                                          Attn: Robert Elbert
                                          816 860-7116
                                          816 860-7143 fax

                                Signature Page 3